Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into this September 16, 2015 (the “Effective Date”), between Opportunity Financial, LLC, an Illinois limited liability company (the “Company”), and Jared S. Kaplan (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as Chief Executive Officer of the Company and the Executive desires to be so employed; and

WHEREAS, the Company and the Executive desire to enter into the Agreement as to the terms of the Executive’s employment by the Company.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Employment Period. The Executive’s employment under this Agreement will commence not later than November 9, 2015 or such earlier date as the parties may agree (“Effective Date”), and will end on upon a termination of the Executive’s employment in accordance with Section 9 below (“Employment Period”). Prior to the Effective Date, the Executive shall be reasonably available, without compensation or benefits, to consult with the Company on strategic matters. Upon a termination of the Employment Period, this Agreement (and all rights and obligations herein) will terminate except for those provisions that specifically survive. In the event that the Executive voluntarily fails to commence employment on the Effective Date, he shall be in breach of this Agreement. On the date hereof, the Executive shall pay to the Company the sum of $ * * *. Such amount shall be refundable to the Executive at any time, upon his request, subject to the right of the Company to hold such amount until the Effective Date as security against a potential breach by the Executive of this Section 1. In the event of such breach, the full amount shall be retained by the Company as damages. Capitalized terms not defined in this Agreement have the meaning set forth in the Restated Operating Agreement of the Company dated as of July 14, 2011 (“Operating Agreement”).

2.    Position. The Executive will be employed as Chief Executive Officer of the Company, reporting to the Board of Managers (“Board”). During the Employment Period, the Executive will serve as a member of the Board. The Executive’s principal place of employment will be at the Company’s corporate offices designated from time to time by the Board. The Executive’s duties shall be as may be prescribed by the Company’s operating agreement and as may be assigned by the Board from time to time commensurate with the Executive’s position. During the Executive’s employment, the Executive shall owe an undivided duty of loyalty to the Company and agree to devote his full business time and attention to the performance of his duties and responsibilities. The Executive shall perform his duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the consumer loan industry from time to time (and any other business that the Company may hereafter commence). The Executive may serve on charitable boards or committees at his discretion without consent of the

Board and, in addition, on such corporate boards as are approved in advance by the Board in its sole discretion, so long as such activities do not interfere with performance of the Executive’s responsibilities hereunder. In addition, the Executive shall not to engage in any activity that may, in the sole discretion of the Board, be determined to be a conflict of interest with the Company. The Executive further agrees to serve without additional compensation as an officer and director of the Company’s subsidiaries, if any, and agrees that any amounts received from any such corporation may be offset against the amounts due hereunder.

3.    Base Salary. During the Employment Period, the Executive will be paid a base salary at an annual rate of $ * * * (the “Base Salary”), subject to applicable withholdings and payable in accordance with the regular payroll practices of the Company. The amount of the Base Salary will be reviewed from time to time, at least annually, for merit increases in the sole discretion of the Board, and any such increased amount will be the Executive’s “Base Salary” for purposes of this Agreement thereafter.

4.    Annual Incentive. During the Employment Period, the Executive will be eligible to earn an annual cash performance bonus based on the attainment of performance objectives as mutually agreed by the Board and the Executive (“Bonus”). The amount of the Executive’s Bonus payable for achievement of all performance objectives will be equal to * * * % of the Executive’s Base Salary (“Target Bonus”). * * * % of the Target Bonus amount will be based on Company financial and operating objectives as mutually agreed by the Board and the Executive and the other * * * % of the Target Bonus will be based on personal objectives determined by the Board in its sole discretion. The actual amount of the Bonus (if any) that may be earned for any fiscal year shall be determined by reference to the attainment of the applicable performance objectives, as determined by the Board in its sole discretion, and may be less than the Target Bonus (and may equal zero). In the event of any increase in the Executives’ Base Salary effective other than on the first day of the fiscal year, the Executive’s “Target Bonus” amount (and the actual Bonus earned relative thereto, if any) for such fiscal year will be based on the weighted average of Base Salary for the number of days for such fiscal year elapsed prior to such increase and the number of days for such fiscal year elapsed after such increase. The Executive’s Bonus for any fiscal year, to the extent earned, will be paid within 30 days after completion of the Company’s annual audit provided that the Executive is continuously employed through the date of such payment. For the 2015 fiscal year, the Executive’s Bonus, to the extent earned, will be prorated based on the number of days employed during the fiscal year.

5.    Sign-On Bonus. Within 30 days after the Effective Date, the Executive will receive a lump sum cash sign-on bonus in the amount of $ * * * . The Executive will be required to repay the entire gross amount of such sign-on bonus to the Company within 10 days following an involuntary termination of the Executive’s employment by the Company for Cause, or due to the Executive’s voluntary resignation without Good Reason, (each such term as defined below) occurring prior to the first anniversary of the Effective Date.

6.    Co-Investment. As soon as practicable after the Effective Date, the Executive will invest $ * * * , representing * * * % of the outstanding Member Interests in the Company, including the Executive’s co-investment herein, by purchasing Investment Units in the Company for a purchase price per Investment Unit equal to the quotient of $ * * * ÷ (the number of outstanding Investment Units on the date hereof ± 0.99) x 0.01.1 The Company and the Executive will enter into a Subscription Agreement reflecting the terms set forth in this Section 6 and other terms and conditions not inconsistent herewith:

(a)    The Investment Units will be subject to customary transfer restrictions, and tag-along rights and a drag-along obligation in connection with any Change of Control (defined below) and the preemptive rights set forth in Section 6(c).

(b)    Upon and following a termination of the Executive’s employment for any reason, to the extent that he owns any Investment Units, the Company’s obligation to provide non-public information of any sort about the Company and its business to the Executive will be limited to providing the Executive (i) a copy of the Company’s annual audited financial statements within 30 days after receipt by the Company and (ii) the Executive’s annual Schedule K-1 to the Company’s federal Form 1065 with respect to his Investment Units as and when required by applicable law.

(c)    In the event that the Company raises equity capital, the Executive will have a preemptive right to participate in such equity raise pari passu and on the same terms and conditions as other investors with respect to a capital raise (or such part thereof) (excluding any such purchase by the Executive under this preemptive right); provided, that such preemptive right shall not apply to any strategic equity raise as determined in good faith by the Board.

7.    Profits Interest Grant. As soon as practicable after the Effective Date, the Executive will be granted incentive units in the Company which are intended to qualify as a safe harbor profits interest under Internal Revenue Procedures 93-27 and 2001-43 (“Profits Interest Units”). The Company and the Executive will enter into a Profits Interest Units Agreement reflecting the terms set forth in this Section 7 and other terms and conditions not inconsistent herewith:

(a)    The Profits Interest Units will represent an * * * % common equity interest in the Company, subject to a preferential right to distributions of the other Members (including the Executive with respect to his Investment Units) and assignees of Incentive Unit rights in the aggregate amount of $ * * * million. Such * * * % common equity interest will be based on the fully-diluted equity of the Company on the date hereof (taking into account the Executive’s Investment Units and the pool of common equity units for the Company management employees at Section 7(d) below).

(b)    As a holder of Profits Interest Units, the Executive will be a Member. The Profits Interest Units will be non-voting.

(c)    The Profits Interest Units will be subject to vesting as follows:

(i)    * * * % of the Profits Interest Units (“Time-Vesting Profits Interest Units”) will vest (A) as to * * * % of the Time-Vesting Profits Interest Units on the first

[1]	Tentatively, the Executive will purchase * * * Investment Units for $ * * * per Investment Unit. Capitalization to be confirmed at the time of purchase.

anniversary of the Effective Date and (B) as to the other * * * % of the Time-Vesting Profits Interest Units, in equal monthly installments of * * * % of the Time-Vesting Profits Interest Units on the monthly anniversary of the Effective Date commencing after the first anniversary of the Effective Date; provided, in the case of all such Time-Vesting Profits Interest Units, that the Executive is continuously employed through the date that such installment of Time-Vesting Profits Interest Units is scheduled to so vest; provided further, that the Time-Vesting Profits Interest Units will fully vest upon the occurrence of a Change of Control provided that the Executive is continuously employed through the date of such Change of Control; and

(ii)    The other * * * % of the Profits Interest Units will vest upon the earlier to occur provided that the Executive is continuously employed through such date, of (A) a Change of Control in which the Members (including the Executive with respect to his Investment Units), assignees of Incentive Unit rights and the Executive with respect to the Profits Interest Units receive (or are entitled to receive upon liquidation of the Company), after payment of all liabilities of the Company, distributions of at least $75 million or (B) at any time after the date hereof and prior to a Change of Control, the Members (including the Executive with respect to his Investment Units), assignees of Incentive Unit rights and the Executive with respect to the Time-Vesting Profits Interest Units receive distributions in an aggregate amount of at least $ * * * (“Milestone”).

(d)    The Company will set aside a pool for the granting of common equity interests to its management employees (other than the Executive), in such amounts and on such terms and conditions as may be determined by the Board in its sole discretion in consultation with the Executive, representing * * * % of the fully-diluted common equity of the Company (taking into account the Executive’s Investment Units, the Profits Interest Units, and the Investment Units and Incentive Units outstanding on the date hereof).

(e)    The Executive will file a Section 83(b) election with the Internal Revenue Service respecting the Profits Interest Units.

(f)    Profits Interest Units will be subject to repurchase by the Company and Members holding Investment Units (other than the Executive), at the Company’s or such Members’ election, upon a termination of the Executive’s employment for any reason. The purchase price of the vested Profits Interest Units will be equal to their Fair Market Value and the unvested Profits Interest Units will be forfeited and cancelled for no consideration; provided, upon any termination of the Executive’s employment by the Company for Cause, all vested Profits Interest Units will be forfeited and cancelled for no consideration. Such repurchase shall be paid in a cash lump sum within 30 days following the later of (i) the expiration of the time within which the Executive may, but does not, request an appraisal of the Board’s determination of Fair Market Value and (ii) if the Executive so timely requests an appraisal, the date of receipt by the Company of the appraiser’s determination and report of Fair Market Value as provided below; provided, in the sole discretion of the Board (excluding the Executive), in the event that the Company lacks adequate cash readily available (with consideration of reserves that may be required for the business of the Company) or to the extent prohibited from repurchasing the Investment Units in a cash lump sum due to any financing covenant or prohibition under applicable law, the Company shall issue to the Executive a subordinated promissory note, bearing interest at a per annum rate determined by the Board (provided that such rate shall be fixed at not less than the prime rate, as published in The Wall Street Journal on the date of issuance, compounded calendar quarterly) which interest shall be payable upon maturity of the note, and becoming due and payable on the earliest to occur of a Change in Control, a Milestone event and the fifth anniversary of the date of issuance of such subordinated promissory note.

(g)    The Profits Interest Units will be subject to customary transfer restrictions, and tag-along rights and a drag-along obligation in connection with any Change of Control. Upon and following a termination of the Executive’s employment for any reason, to the extent that he owns any Profits Interest Units, the Company’s obligation to provide non-public information about the Company and its business to the Executive will be limited to providing the Executive (i) a copy of the Company’s annual audited financial statements within 30 days after receipt by the Company and (ii) the Executive’s annual Schedule K-1 to the Company’s federal Form 1065 with respect to his Profits Interest Units as and when required by applicable law.

(h)    In the event that the Company issues Investment Units pursuant to contribution(s) to the equity capital of the Company attributable to investments by TCS Group LLC or any of its affiliates in an amount up to * * * in the aggregate, the Executive will be granted such additional number of Profits Interest Units at such time so that his aggregate Profits Interest Units represent an * * * % common equity interest in the Company on a fully-diluted basis as provided above but with such dilution measured with the addition of the Investment Units issued in such equity raise. Each such subsequent grant shall be made on the same terms and conditions in the manner provided under this Section 7 (other than this Section 7(h)), except that the preferential distribution threshold with respect to other Unit owners will be increased to the extent it may be required to satisfy Internal Revenue Procedures 93-27 and 2001-43 at the time of such respective grant; provided, that such non-dilution right shall not apply to any strategic equity raise as determined in good faith by the Board. Executive’s non-dilution right under this Section 7(h) will expire on the earlier to occur of an initial public offering with respect to the Company or a Change in Control.

(i)    “Fair Market Value” shall mean, the amount per Profits Interest Unit determined by the Board (other than the Executive) in good faith based upon the amount that the Executive would have received with respect to such Profits Interest Unit as a distribution in the event of a sale of all of the assets and business of the Company, payment of its liabilities and making distributions to the Members (and assignees of Incentive Unit rights) in liquidation of the Company as of the date of determination; provided, if the Executive disputes such determination, he may request in writing within 30 days of the Board’s communication of such determined amount that the Company obtain a valuation of the Profits Interest Units prepared by an independent expert business appraiser selected by the Board (excluding the Executive) to the determine the Fair Market Value (which may be lesser or greater than, or the same as, the amount so determined by the Board, as applies). The Company will bear the cost of the appraiser. The determination of the appraiser will be final and binding on the Executive and the Company.

(j)    “Change of Control” shall mean the first to occur of:

(i)    The acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, any equity acquisition, reorganization, merger or consolidation, but excluding any sale of equity interests for capital raising purposes), other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction or series of transactions;

(ii)    Any transaction or series of related transactions in which the persons comprising the Board immediately prior to such transaction cease to constitute a majority of persons comprising the Board of the Company or any successor thereto immediately following such transaction; or

(iii)    A sale of all or substantially all the assets of the business conducted by the Company, other than a transaction in which such assets continue to be under the direct or indirect ownership or control of the Company or Members holding at least fifty percent (50%) of the total voting power represented by Member Interests on the date of such sale.

8.    Employee Benefits; Vacation; Expenses.

(a)    The Executive will be entitled to participate in all employee benefit plans that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees, subject to satisfying the applicable eligibility requirements. Unless otherwise provided in this Agreement, all benefits are subject to the terms and conditions of the plan or arrangement under which such benefits accrue, as may be amended or terminated at any time and from time to time in the sole discretion of the Company.

(b)    The Executive will be entitled to three (3) weeks’ annual paid vacation per calendar year in accordance with the Company’s policy applicable to its employees, which shall be prorated for any partial fiscal year of employment.

(c)    Upon presentation of appropriate documentation, the Executive will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of his duties hereunder.

9.    Termination of Employment. The Executive’s employment may be terminated by the Company or the Executive for any reason at any time pursuant to notice by one such party to the other party, and will terminate automatically upon the Executive’s death; provided, the Executive shall give the Company not less than 30 days’ prior written notice of any termination by the Executive with or without Good Reason. Any payments made and benefits provided to the Executive under this Agreement shall be in lieu of any termination or severance payments or benefits for which the Executive otherwise may be eligible under any of the plans, practices, policies or programs of the Company.

(a)    Death; Disability. In the event that the Executive’s employment terminates due to his death or Disability (defined below), the Executive will be entitled to: (i) any unpaid Base Salary and any unused vacation accrued through the date of termination; (ii) reimbursement of any unreimbursed expenses incurred through the date of termination in accordance with Section 8(c); and (iii) all other payments or benefits to which the Executive may be entitled under the terms of any applicable employee benefit plans and programs in which the Executive participated immediately prior to such termination (clauses (i), (ii) and (iii) collectively being the “Accrued Amounts”). The Executive (or his estate in the event of the Executive’s death) also will be entitled to a cash amount equal twelve (12) months of Base Salary payable in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of twelve (12) months from the Executive’s date of termination, commencing on the first complete payroll payment date following the date that the Release (defined below) becomes effective; provided, that this amount will be reduced by the proceeds of any life insurance and by any long-term disability insurance benefit (to the extent that such long-term disability insurance is not offset by such payment amount hereunder) (“Severance Payment”). “Disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4). The Executive’s Disability shall be determined by a physician selected by the Company (at the Company’s expense).

(b)    Termination Without Cause; For Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company will pay or provide to the Executive the Accrued Amounts and the Severance Payment. “Good Reason” shall mean, without the Executive’s consent, the occurrence of any of the following events: (i) removal from the position of Chief Executive Officer or as a member of the Board; (ii) a reduction in the Executive’s Base Salary; (iii) a material breach by the Company of any of its other material obligations under this Agreement; or (iv) the requirement by the Company that the Executive be based anywhere other than the Chicago, Illinois metropolitan area on an extended basis, except for travel as may be reasonably necessary for the Executive to discharge his duties under this Agreement; provided, “Good Reason” shall not exist unless and until the Executive provides the Company notice of the acts alleged to constitute Good Reason within thirty (30) days of the initial occurrence of such event, and the Company fails to cure such acts within thirty (30) days following such notice. The Executive must terminate his employment within thirty (30) days following the expiration of such cure period in which the basis for Good Reason is not so cured by the Company.

(c)    Termination For Cause; Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason (and not due to Disability), the Executive will be entitled to only the Accrued Amounts. “Cause” shall mean (i) a violation of a federal or state law, regulation or rule of a self-regulatory body due to or resulting from the action or inaction of the Executive; (ii) a violation by the Executive of any of the provisions set forth in Section 10; (iii) a charge by a law enforcement officer for any felony; (iv) any act of fraud, dishonesty, misappropriation, embezzlement or material misconduct with respect to the Company; (v) any material breach of any material policy or code of conduct of the Company; or (vi) any material breach of this Agreement, the Subscription Agreement, the Profits Interest Agreement or the Operating Agreement. Any termination by the Company for Cause shall be approved by a majority of the members of the Board (excluding the Executive).

(d)    Conditions. The Severance Payment that may become payable pursuant to Section 9(a) or Section 9(b) is subject to the Executive’s (A) compliance with Section 10 of this Agreement; (B) compliance with all material terms of the Subscription Agreement, the Profits Interest Agreement and the Operating Agreement; (C) delivery to the Company of an executed general release of claims in a form substantially identical to the form of release attached hereto as Exhibit A (“Release”) within twenty-one (21) days of presentation thereof by the Company to the Executive (or his estate in the event of the Executive’s death); and (D) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans. Anything in this Section 9(d) to the contrary notwithstanding, to the extent that any payment conditioned upon such effective Release is deferred compensation under Section 409A (defined below) and the period during which the Executive has discretion to execute or revoke the Release straddles two calendar years, then the Company will make or commence, as may apply, such payments on the earliest practicable date in such second calendar year after the Release becomes effective.

(e)    No Mitigation. The Executive will not be obligated to mitigate amounts payable or arrangements made under the provisions of this Agreement and the obtaining of other employment shall in no event effect any reduction of the Company’s obligations under this Agreement.

10.    Restrictive Covenants.

(a)    Confidential Information. During the Employment Period, the Company may furnish to the Executive certain information that has been identified as non-public, confidential or proprietary in nature. The Company may also impart to the Executive from time to time additional non-public, confidential or proprietary information of the Company or any of its subsidiaries or Affiliates including, without limitation, one or more business plans and other procedures, concepts, methods, trade secrets, product plans, the identity of past, current or prospective strategic partners and/or vendors, documentation, diagrams, manuals, handbooks, training or processing materials, marketing techniques or development plans, financial and pricing information, and the like, whether oral or written. All such material heretofore or hereafter furnished to the Executive, together with any analysis, compilations, studies, summaries, or documents prepared for review by the Executive, the Company, its Affiliates, agents or employees (as well as any information related to this Agreement, any negotiations pertaining hereto, any of the transactions contemplated hereby or the business of the Company), is hereinafter referred to as the “Confidential Information”. Confidential Information also includes any information described above which the Company obtains from third parties and which the Company treats as confidential or proprietary, regardless of whether such information is owned or developed by the Company. Confidential Information shall not include information that: (i) is in or comes into the public domain without any breach of any obligation of confidentiality owed to the Company; (ii) was in the possession of the Executive prior to its disclosure without the breach or existence of any obligation of confidentiality to the Company;

(iii) is independently developed by or comes into the possession of the Executive any time hereafter without reference to any information from the Company and without any breach of any obligation of confidentiality owed to the Company; or (iv) is required to be disclosed under or by applicable law, regulation or lawful court order; provided, that prior to such disclosure, the Executive shall notify the Company in order to allow the Company the opportunity to obtain relief from such disclosure obligation. During the Employment Period and at all times thereafter, the Executive shall maintain the Confidential Information in secrecy and confidence and shall not, directly or indirectly, without the prior written consent of the Company, disclose or cause to be disclosed, use or make known, or suffer or permit the disclosure of any of the Confidential Information, except in connection with the conduct of the Company’s and its subsidiaries’ business.

(b)    Non-Competition. During the Executive’s employment and for a period of twenty-four (24) months following a termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, own an interest in, operate, join, control, advise, work for, consult to, have a financial interest which provides any control of, or participate in any person manufacturing, producing, designing, providing, soliciting orders for, selling, distributing, consulting to, or marketing or re-marketing products or services in a Competitive Business. “Competitive Business” shall mean (i) the business of online personal lending to borrowers and (ii) any other business commenced by the Company, or with respect to which the Company has undertaken substantial steps to commence, at any time through the date of the Executive’s termination of employment. During the Restricted Period, without the Company’s prior written consent, the Executive shall not, directly or indirectly, alone or as a partner, member, manager, owner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, solicit engagements with any business entity that is a licensee under CILA or an affiliate of such entity; provided, that this covenant shall not prohibit the mere ownership by he Executive of less than 2% of the outstanding stock of any publicly-traded corporation as long as he Executive is not otherwise in violation of this Agreement.

(c)    Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, induce or solicit or attempt to induce or solicit by mail, by phone, by personal meeting or by any other means any Customer serviced by the Company or whose name became known to the Executive during the Employment Period. “To solicit” means the Executive’s, direct or indirect, contact or communication of any kind whatsoever for the purpose of inviting, encouraging or requesting any Customer to: (i) transfer their business from the Company to any other person, or (ii) purchase any products or services from a company that is competitive with the Company, or (iii) otherwise discontinue its patronage and business relationship with the Company. “Customer” means any person that has received a Consumer Loan from the Company (including their names, addresses, phone numbers, and financial information) or any person which has been in contact with the Company regarding obtaining a Consumer Loan during the 12 month period immediately preceding the date of the Executive’s termination of employment.

(d)    Non-Solicitation and Hiring of Employees; Non-Interference with Consultants, Vendors and Suppliers. During the Restricted Period, the Executive shall not,

directly or indirectly, (i) solicit, induce, recruit or encourage any employee of the Company or any consultant, supplier or vendor of the Company to terminate such employee’s employment or to reduce or discontinue such consultant’s, vendor’s or supplier’s business with the Company, or (ii) hire any employee of the Company. For such purposes, an “employee of the Company” means any such person employed by the Company on the date of the Executive’s termination of employment or who was employed by the Company at any time during the 365-day period immediately preceding such termination.

(e)    Non-Disparagement. During the Employment Period and at all times thereafter, the Executive shall not make any oral or written statement to any third party that disparages, defames or reflects adversely upon the Company, its Members, Board of Managers, officers, employees, agents or services providers; provided, that nothing in this Section 10(e) shall preclude the Executive from making any statement in a filing, or pursuant to a subpoena, in a court of law or other regulatory forum.

(f)    Records and Other Materials. Upon a termination of the Executive’s employment for any reason, or at any earlier time requested by the Board, the Executive shall immediately return to the Company or, at the Company’s request, destroy, all records, materials, property, documents and data relating to the Company’s business in the possession of the Executive, including that containing or based on Confidential Information or proprietary information, whether existing on paper, stored electronically or existing in any other medium, and whether originals or copies; provided, that such records shall not include those needed by the Executive for filing tax returns.

(g)    Assignment of Inventions. The Executive will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (collectively, “Inventions”), made, conceived, developed, or purchased by the Executive, or under which the Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or may arise out of the Executive’s employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of the Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company and shall be “works made for hire”. Any such Inventions disclosed to anyone by the Executive within one (1) year after the termination of employment for any cause whatsoever (unless developed wholly on the Executive’s private time, the Executive’s personal resources and off Company premises) shall be deemed to have been made or conceived by the Executive during the Employment Period. As to all such Inventions, the Executive will, upon Company request and at Company expense, execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

(h)    Cooperation. The Executive agrees that, following termination of the Executive’s employment for any reason, the Executive shall upon reasonable advance notice, and to the extent it does not interfere with his other full-time business endeavors or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment, including any litigation. The Company shall compensate the Executive for his reasonable expenses incurred in such cooperation and assistance.

(i)    Reasonableness of Restrictions; Remedies.

(i)    The Executive understands how important the relationships the Company has with Company Customers and with the Company employees, consultants, vendors and suppliers, and with regard to the Company’s Confidential Information, are to the business and success of the Company, and acknowledges the steps the Company has taken, is taking and will continue to take to develop, preserve and protect these relationships. Accordingly, the Executive agrees that the scope and duration of the restrictions and limitations described in this Section 10 are reasonable and necessary to protect the legitimate business interests of the Company, and acknowledges that all restrictions and limitations under this Section 10 shall apply regardless of the reason that the Executive’s employment terminates.

(ii)    The Executive agrees that any violation of this Section 10 would be highly injurious and cause irreparable harm to the Company. Therefore, the Executive consents and agrees that if the Executive violates the terms of such provisions, the Company shall be entitled, in addition to any other rights and remedies that it may have (including monetary damages), to apply to any court of competent jurisdiction for specific performance or injunctive or other equitable relief in order to enforce, or prevent any continuing or threatened violation of, the provisions of such provision by the Executive. If the Executive violates the provisions of Section 10(b), Section 10(c) or Section 10(d), the twenty-four (24) month Restricted Period referred to therein shall be tolled during the period of such violation. If the Company shall institute any action or proceeding to enforce the provisions of this Section 10, the Executive hereby irrevocably waives any claim or defense that the Executive may have that an adequate remedy at law is available, and each Unit Holder hereby agrees not to interpose in any such action or proceeding any claim or defense that a remedy exists at law.

(j)    Survival. The provisions of this Section 10 shall survive the termination of the Executive’s employment with the Company and shall be fully enforceable thereafter.

11.    Arbitration. To the fullest extent permitted by law, all claims that the Executive may have against Company (or any other released party under the Release), or which the Company may have against the Executive, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in Chicago, Illinois. The Arbitration will be held pursuant to the American Arbitration Association’s Commercial Rules and Mediation Procedures (other than for large or complex disputes). The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in a court situated in Cook County, Illinois to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, in the event of an actual or threatened breach of this Agreement (including but not limited to the provisions of Section 10), seek a temporary restraining order or injunction in a court situated in Cook County, Illinois restraining such breach pending a determination on the merits by the arbitrator. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

12.    Indemnification; Liability Insurance. The Company agrees to indemnify the Executive and hold the Executive harmless in connection with the performance of his duties under this Agreement to the maximum extent permitted the Operating Agreement. This Section 12 will survive any termination of the Executive’s employment.

13.    Executive Representations. The Executive represents and warrants that the Executive’s entering into this Agreement and his employment with the Company will not be in breach of any agreement with any current or former employer and that the Executive is not subject to any other restrictions on solicitation of clients or customers or competing against another entity. The Executive understands that the Company has relied on this representation in entering into this Agreement.

14.    Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

15.    Code Section 409A. This Section 15 controls over anything in this Agreement to the contrary. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance and other interpretive authority issued thereunder (collectively, “Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Section 409A and this Agreement shall be interpreted accordingly. To the extent any amounts under this Agreement are payable by reference to the Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (a) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year; (b) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (c) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

16.    Entire Agreement; Amendments; No Waiver. This Agreement (including the Exhibits hereto) supersedes all previous employment agreements, whether written or oral between the Executive and the Company and constitutes the entire agreement and understanding between the Company and the Executive concerning the subject matter hereof. No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by the Executive and a duly authorized officer of the Company. Failure of the any party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.

17.    Assignments. This Agreement is personal to each of the parties hereto. Except as provided in this Section 17 below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to the Executive.

18.    Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by a national overnight delivery service, or (d) on the third business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Opportunity Financial, LLC c/o TCS Group, LLC

1 North Wacker Drive

Suite 3605

Chicago, Illinois 60606

Attention: * * *

Facsimile No.:

If to the Executive:

At the address (or to the facsimile number) shown on the payroll records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

19.    Section Headings; Inconsistency. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between this Agreement (and the Exhibits hereto) and any other plan, program, policy or agreement in which the Executive is a participant or a party, the terms of this Agreement shall control unless such other plan, program, policy or agreement specifically refers to this Agreement as not so controlling.

20.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, or by electronic mail with a signed copy via an Adobe Acrobat document attached thereto, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

[Signature Page Follows]

In witness whereof, the parties hereto have executed this Agreement as of the date first written above.

Opportunity Financial, LLC

By:	/s/ Todd G. Schwartz
Name:	Todd G. Schwartz
Its:	President

/s/ Jared S. Kaplan
Jared S. Kaplan